Exhibit 23.3

CONSENT AND REPORT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement of Bradford Bancorp, Inc. and the applications on Form AC and Form H-(e)1-S of our report dated February 7, 2006, relating to the consolidated financial statements of Bradford Bank, MHC and Subsidiaries, and to the reference to our firm under the caption “Experts” in the Prospectus.

Baltimore, Maryland

June 12, 2007